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TRANSITIONAL SERVICES AGREEMENT

    This Transitional Services Agreement ("Agreement") is made and entered into as of the 16th day of May, 2001 by and between Gentle Dental Service Corporation, a Washington corporation and wholly-owned subsidiary of InterDent, Inc., a Delaware corporation ("InterDent"), with offices at 222 North Sepulveda Blvd., Suite 740, El Segundo, CA 90245 ("GDSC") and MON Acquisition Corp., a Florida corporation, with offices at One South School Avenue, Suite 1000, Sarasota, FL 34337 ("MON").

R E C I T A L S

1.  GDSC and MON are parties to that certain Purchase Agreement dated as of April 17, 2001 (the "Purchase Agreement"), pursuant to which MON has agreed to purchase the Assets and Shares and assume the Assumed Obligations. Capitalized terms not defined herein have those meanings ascribed to them in the Purchase Agreement.

2.  GDSC and MON desire to enter into an agreement concerning certain services that GDSC will provide to MON, all as more fully described in Section 1 hereof (the "Services"), and concerning the sublicensing of certain software applications that GDSC will provide to MON and the licenses for certain software applications that MON will purchase and that GDSC will host on MON's behalf, all as more fully described in Section 3 hereof (the "Software"), in each case during the Transitional Period (as defined below).

A G R E E M E N T

1.  Services.

    1.1  Office Management Systems.  During the Transitional Period, GDSC will provide, or will cause InterDent to provide MON with first level help desk technical support for, and coordination with Quality Systems, Inc. ("QSI") and/or the regional MON staff to support the QSI office management system, which consists of the software described in Section 3.1 and four (4) MON-owned regional servers connected to currently existing MON-managed dental practices by a dedicated "hub and spoke" telecommunications system (the "QSI System"). In addition, MON will maintain three (3) regional system coordinators who will continue operating the daily tasks required to support the QSI System.

    1.2  Data Communication Systems.  During the Transitional Period, GDSC will provide, or will cause InterDent to provide MON with (a) monitoring services for the data communications lines between MON's regional QSI System servers and the currently existing MON-managed dental practices ("Regional Lines"); and (b) with access to and monitoring services for the data communications lines between MON's regional QSI System servers and InterDent's domain servers ("Domain Lines," and together with the Regional Lines, the "Data Communications Lines"). Such monitoring services shall consist of central monitoring of all Data Communications Lines remotely, first level help desk support by GDSC's or InterDent's technical support employees, as the case may be, through the InterDent national help number and notifying local vendors of any technical problems reported to GDSC or InterDent by MON. Any technical support provided pursuant to this Section shall be provided centrally from InterDent's facilities with software tools and remote monitoring, and GDSC or InterDent, as the case may be, will maintain an "open ticket" until a technical problem is resolved. The Domain Lines will provide MON with access to the intranet systems described in Section 1.3, the internet systems described in Section 1.4 and the Software described in Section 3. In addition, MON will maintain two (2) regional technical support staff (currently located in Pennsylvania and Florida), and GDSC or InterDent will involve such MON regional technical support staff as required.

    1.3  Intranet Systems.  During the Transitional Period, GDSC will provide, or will cause InterDent to provide MON with intranet systems that provide access to the following reference documents, software programs and directories: (a) office training and reference documentation for the QSI System;

(b) GDSC's proprietary computer assisted training software program for the QSI System; (c) the Compass Management System (licensed to MON by GDSC pursuant to that certain Software License and Maintenance Agreement entered into by and between the parties concurrently herewith); and (d) an area for communicating specific information and maintaining corporate department directories. GDSC will also provide, or will cause InterDent to provide MON with technical support for such intranet systems centrally from InterDent's facilities with software tools and remote monitoring.

    1.4  Internet Systems.  During the Transitional Period, GDSC will provide, or will cause InterDent to provide MON with internet systems that provide access to the Internet, and include "firewall" and e-mail virus protection, and will provide MON with first level help desk technical support for such internet systems centrally from InterDent's facilities with software tools and remote monitoring.

    1.5  General Office Technical Support.  During the Transitional Period, GDSC will provide, or will cause InterDent to provide MON with technical support for computer terminals, printers, personal computers, data network equipment. Such support will be provided through a national help number, prioritized and referred to the appropriate function within MON's information technology field group. The aforementioned technical support shall not include the replacement of any equipment, parts or supplies, the sole cost of which shall be borne by MON.

    1.6  Hosting Services.  During the Transitional Period, GDSC will provide, or will cause InterDent to provide MON with those technical support services for the Software at the Initial Installation Site as is necessary to operate the hardware and software server environment for the hosted Software (identified in Section 3) and the Compass Management System.

    1.7  Scope.  The scope of the Services which GDSC will provide to MON hereunder is and will be limited by the terms and conditions of (a) that certain QSI System Purchase Agreement, that certain QSI Program License Agreement and that certain QSI Support Services Agreement, each dated June 30, 1995, and attached hereto as Exhibit A (the "QSI System Agreements"); and (b) that certain Qwest Communications Corporation Q GuaranteedSM Term Agreement, dated April 7, 1999, and that certain Qwest Internet Solutions, Inc. Dedicated Internet Access Service Agreement (undated), attached hereto as Exhibit B (the "Qwest Agreements"). In addition, the scope of the Services which GDSC will provide to MON hereunder, and its right and obligation to provide such Services, are and will be limited by the terms and conditions of the software licenses to be purchased by MON as described in Sections 3.3 and 3.4 herein.

2.  Performance and Support Levels. GDSC shall provide the Services hereunder at the same performance level and on the same basis as it then currently undertakes the Services for its own benefit. Further, the Services and Software which GDSC will provide to MON hereunder will be provided only to ninety-one (91) MON-managed dental offices.

3.  Licenses and Software.

    3.1  QSI System.  Subject to the provisions of this Agreement and the Consent Agreement dated May 16, 2001, among Quality Systems, Inc., GDSC and MON, attached hereto as Exhibit C, InterDent grants to MON a limited, nonexclusive, nonsublicensable, nontransferable right and sublicense in the United States to use during the Transitional Period the QSI System software (the "QSI Software")and the QSI support services, solely to the extent of GDSC's right and license to use the same (the "QSI Sublicense").

    3.2  Computer Assisted Training Program.  Subject to the provisions of this Agreement, GDSC grants to MON a limited, nonexclusive, nonsublicensable, nontransferable right and license in the United States to use during the Transitional Period GDSC's proprietary computer assisted training program (the "CAT Software") solely through the intranet system described in Section 1.2.

    3.3  E-Mail Software.  MON shall purchase licenses for its own use for the Microsoft Exchange Server software application (the "Microsoft Software"). GDSC shall not be responsible for any costs or fees incurred by MON in the purchase of the aforementioned software.

    3.4  General Accounting Systems Software.  MON shall purchase licenses for its own use for the Great Plains accounting software application, and the Citrix Mainframe software application, the Microsoft Terminal Server software application and the Microsoft SQL Server software application, each of which are used to access the Great Plains accounting software application (the "Great Plains Software"). GDSC shall not be responsible for any costs or fees incurred by MON in the purchase of the aforementioned software.

4.  Transition.

    4.1  Transition Services.  During the Transitional Period, GDSC will provide MON with such services as may be reasonably requested by MON to assist MON with the acquisition of the Services and licenses for the Software from third party providers (the "Transition Services").

    4.2  Effect of Transition.  The parties anticipate that, as MON acquires certain of the Services and licenses for the Software directly from third party providers during the Transitional Period, MON will no longer require the provision of those Services and/or Software licenses from GDSC. MON will notify GDSC in writing of those Services it no longer wishes to receive, or those Software licenses it no longer needs from GDSC at least thirty (30) days prior to the date on which such Services and/or Software licenses are no longer required (the "Obligation End Date"). Upon the Obligation End Date, GDSC shall be relieved of its obligation to provide such Services, and/or the license(s) for such Software shall terminate, and the same shall be deemed deleted from the definitions of "Services" and "Software" hereunder, respectively.

5.  Fees.

    5.1  In consideration of GDSC's performance of the Services (excluding the Transition Services) during the Initial Term and license grants for the Software as provided hereunder, MON hereby agrees to pay GDSC a monthly fee during the Initial Term in the amount of eleven thousand six hundred twenty-five dollars ($11,625) (the "Initial Monthly Service Fee"). Thereafter, in the event that this Agreement enters a Renewal Term, in consideration of GDSC's performance of the Services (excluding the Transition Services) and license grants for the Software as provided hereunder, MON hereby agrees to pay GDSC a fee during such Renewal Term in an amount equal to GDSC's actual costs of directly or indirectly performing the services (the "Renewal Monthly Service Fee"). GDSC's actual costs consist of direct costs (i.e., costs that can be isolated to services provided solely to MON) and a pro-rated portion of shared costs (i.e., costs that are not directly attributable to either party but which are required to provide the Services). The pro-rated portion is calculated as follows: i) 30% of budgeted IT staff salaries and 10% of budgeted IT management salaries; ii) 30% of IT equipment depreciation; and iii) 30% of shared communications costs. Notwithstanding the foregoing, the Renewal Monthly Service Fee during the first Renewal Term shall not include a pro-rated portion of IT equipment depreciation. The Initial Monthly Service Fee and the Renewal Monthly Service Fee do not include (a) fees payable to QSI for the QSI System; (b) fees payable for the Direct Lines; and (c) fees payable to MCI Worldcom for long distance usage, each of which MON will pay directly to the applicable third party vendor.

    5.2  Upon the occurrence of an Obligation End Date, but only once every six (6) months during the Term, GDSC shall adjust the Initial Monthly Service Fee or the Renewal Monthly Service Fee, as the case may be, to reflect GDSC's reduced provision of Services and Software licenses hereunder. To the extent already paid, GDSC shall not be obligated to refund either the Initial Monthly Service Fee or the Renewal Monthly Service Fee to reflect the change in Services or Software provided by InterDent to MON.

    5.3  In consideration of GDSC's performance of the Transition Services, MON hereby agrees to pay GDSC fees equal to GDSC's costs and expenses related to such performance, on a time and materials basis, including without limitation an amount equal to the pro-rated salary and benefit expenses for the personnel providing the Transition Services determined based upon the percentage of total work time such personnel expend on MON as compared to all other matters (the "Transition Services Fees").

    5.4  GDSC will provide MON with a monthly invoice, setting forth the Initial Monthly Service Fee or Renewal Monthly Service Fee, as the case may be, and the Transition Service Fees payable by MON for Services rendered by GDSC during the preceding month. An invoice will be due and payable by MON thirty (30) days following its receipt of the invoice. Any amounts payable by MON under this Agreement that remain unpaid after the due date shall be subject to a late charge equal to one and one-half percent (1.5%) per month from the due date until such amount is paid or the maximum amount allowable by law, whichever is less.

    5.5  During the term of this Agreement and for a period of one (1) year thereafter, GDSC shall retain complete and accurate books, records and supporting documentation regarding the Services provided to and the fees paid by MON hereunder. During the term of this Agreement and for a period of one (1) year thereafter upon reasonable advance notice to GDSC, GDSC shall provide MON or its external auditors with access to the aforementioned books, records and supporting documentation, for the purpose of conducting an audit. Any such audit will be conducted at MON's expense (except as otherwise provided below), only once annually, and during GDSC's normal business hours at the GDSC location where the relevant books, records and supporting documentation are kept in the normal course of business, and shall be conducted to minimize any disruption to GDSC's business activities. In the event that any such audit reveals that the Maintenance Fees paid by MON exceed the actual costs incurred by GDSC in providing the Services by more than four percent (4%), GDSC will immediately pay the difference (i.e., GDSC's actual cost of providing the Services minus the Initial Monthly Service Fees and the Renewal Monthly Service Fees paid by MON) and interest thereon at a rate of one and one-half percent (1.5%) per month from the date the Initial Monthly Service Fees or the Renewal Monthly Services Fees, as the case may be, were paid by MON until the date of such audit, or the maximum amount allowable by law, whichever is less, together with the reasonable costs of such audit.

6.  Ownership.

    6.1  MON acknowledges and agrees that, as between GDSC and MON, GDSC retains all right, title and interest (including all Intellectual Property Rights (as such term is defined below)) in and to the Software provided hereunder and does not convey any proprietary rights or other interest therein to MON, other than the sublicenses granted pursuant to the terms and conditions of this Agreement. For purposes of this Agreement, "Intellectual Property Rights" means all current and future worldwide copyrights, trade secrets, patents and other patent rights, utility models, mask work rights, moral rights, trademarks, trade names, service marks, and all other intellectual property rights, including all applications and registrations with respect thereto.

7.  Warranties.

    7.1  GDSC represents and warrants to MON that: (a) it has the power and authority to enter into this Agreement and to perform its obligations hereunder and that its obligations hereunder are not in conflict with any other GDSC obligations; (b) GDSC has not agreed to the imposition of any lien that would interfere with MON's use of the QSI Software or the CAT Software as permitted hereunder, and the CAT Software and, to GDSC's knowledge, the QSI software is free of any such liens; (c) all Services performed by GDSC or InterDent hereunder will be performed in a competent and professional manner by qualified personnel with the skill, training and background necessary to accomplish their assigned tasks, and will conform to MON's requirements hereunder; and (d) GDSC is the owner of and/or is authorized to license the QSI Software and the CAT Software.

    7.2  MON represents and warrants to GDSC that it has the power and authority to enter into this Agreement, and its obligations hereunder are not in conflict with any other MON obligations.

    7.3  EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 7, THE SERVICES AND SOFTWARE ARE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND SPECIFICALLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

8.  Confidential Information.

    8.1  GDSC agrees to regard and preserve as confidential all information related to the business and activities of MON, the MON Affiliates and their respective customers, clients, suppliers and other entities with whom MON does business, that may be obtained by GDSC as a result of this Agreement (the "MON Confidential Information"). GDSC agrees to hold the MON Confidential Information in trust and confidence for MON, take such precautions (but no less than reasonable precautions) to protect the confidentiality of the MON Confidential Information and not to disclose the MON Confidential Information to any person, firm or enterprise, or use (directly or indirectly) the MON Confidential information for its own benefit or the benefit of any other party, unless authorized by MON in writing; provided, however, that it may disclose the MON Confidential Information to GDSC's employees, agents, contractors and advisors who need to know the MON Confidential Information to enable GDSC to perform its obligations and exercise its rights under this Agreement, who are advised of the confidential and proprietary nature of the MON Confidential Information and who are either subject to written nondisclosure obligations no less restrictive than those contained in this Agreement or who are otherwise subject to a duty of loyalty and confidentiality to GDSC. Further, with respect to MON Confidential Information which GDSC obtains, controls or otherwise possesses in connection with its provision of the Services hereunder, GDSC agrees to undertake security measures, at a minimum to the extent that GDSC would provide security for the GDSC Confidential Information, to: (a) safeguard all MON Confidential Information digitally stored on any systems under the control or in the possession of InterDent; (b) safeguard the physical integrity and condition of media in GDSC's control containing such digitally stored MON Confidential Information; (c) within sixty (60) days of the Effective Date, restrict access to digitally stored MON Confidential Information only to MON, its designated employees and/or its authorized employees (except as otherwise permitted by this Section); and (d) prevent unauthorized use and disclosure of such digitally stored MON Confidential Information by any third party.

    8.2  MON agrees to regard and preserve as confidential all information related to the business and activities of GDSC and its customers, clients, suppliers and other entities with whom GDSC does business, that may be obtained by MON as a result of this Agreement (including without limitation the Software) (the "GDSC Confidential Information"). MON agrees to hold the GDSC Confidential Information in trust and confidence for GDSC, take such precautions (but no less than reasonable precautions) to protect the confidentiality of the GDSC Confidential Information and not to disclose the GDSC Confidential Information to any person, firm or enterprise, or use (directly or indirectly) any GDSC Confidential Information for its own benefit or the benefit of any other party, unless authorized by GDSC in writing; provided, however, that it may disclose the GDSC Confidential Information to MON's employees, agents, contractors and advisors who need to know the GDSC Confidential Information to enable MON to perform its obligations and exercise its rights under this Agreement, who are advised of the confidential and proprietary nature of the GDSC Confidential Information and who are either subject to written nondisclosure obligations no less restrictive than those contained in this Agreement or who are otherwise subject to a duty of loyalty and confidentiality to MON.

    8.3  Information shall not be considered Confidential Information to the extent, but only to the extent, that such information is: (a) already known to the receiving party free of any restriction at the time it is obtained from the other party; (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of either party; or (d) is independently by one party without reference to any Confidential Information of the other.

    8.4  If either party is directed to disclose the Confidential Information of the other party by operation of law or in connection with a judicial or governmental proceeding or inquiry, it will promptly notify the other party and will assist the other party in seeking a suitable protective order or assurance of confidential treatment and in taking any other steps deemed reasonably necessary by the other party to preserve the confidentiality of any such Confidential Information.

    8.5  Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, the other will have no adequate remedy in money damages and, accordingly, shall be entitled to seek injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

9.  Indemnity.

    9.1  MON will indemnify, defend and hold GDSC and its Affiliates harmless from and against any and all costs, liabilities, losses and expenses (including, but not limited to, reasonable attorneys' fees) resulting from (a) materials, information or data that MON provides to GDSC in connection with this Agreement, or that is transmitted by MON using the Services provided hereunder; (b) any act or omission by MON, its employees, contractors, agents or Affiliates that results in a breach of any of the QSI System Agreements or any of the Qwest Agreements; and (c) any breach by MON of its representations and warranties in Section 7 of this Agreement. MON shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing; provided, however, should MON's interests and GDSC's interests materially conflict, GDSC may conduct its own defense and MON shall reimburse GDSC for the reasonable fees and expenses of GDSC's counsel. Notwithstanding the foregoing, MON may not settle or compromise any such claim or action without the prior written consent of GDSC, not to be unreasonably withheld, if the settlement or compromise contains an admission of liability or wrongdoing on the part of GDSC or otherwise materially prejudices GDSC's interests including but not limited to an increase in costs or the payment of money.

    9.2  GDSC will indemnify, defend and hold MON and its Affiliates harmless from and against any and all costs, liabilities, losses and expenses (including, but not limited to, reasonable attorneys' fees) resulting from any claim, suit, action or proceeding brought by third parties against MON and/or its Affiliates alleging (a) the infringement of any Intellectual Property Right resulting from GDSC's provision of the Services, the QSI Software or the CAT Software; provided, however, that should such infringement be caused solely by QSI or Qwest (or a substitute provider of the services or software provided by QSI or Qwest), and to the extent such infringement is caused by QSI or Qwest (or such substitute provider), GDSC shall not indemnify, defend and hold MON and its Affiliates harmless, unless GDSC receives indemnification or such other reimbursement from QSI or Qwest (or such substitute provider) for such infringement, and GDSC agrees to pursue any and all rights to indemnification or such other reimbursement or claims to which it may be entitled; (b) any act or omission by GDSC, its employees, contractors, agents or Affiliates that results in a breach of any of the QSI System Agreements or any of the Qwest Agreements; and (c) any breach by GDSC of its representations and warranties in Section 7 of this Agreement. GDSC shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing; provided, however, should GDSC's interests and MON's interests materially conflict, MON may conduct its own defense and GDSC shall reimburse MON for the reasonable fees and expenses of MON's counsel. Notwithstanding the foregoing, GDSC may not settle or compromise any such claim or action without the prior written consent of MON, not to be unreasonably withheld, if the settlement or compromise contains an admission of liability or wrongdoing on the part of MON or otherwise materially prejudices MON's interests including but not limited to an increase in costs or the payment of money. If the Services, QSI Software or the CAT Software furnished hereunder become, or in GDSC's opinion are likely to become, the subject of any such claim or action, then, GDSC, at its sole expense may either: (a) procure for MON the right to continue using same as contemplated hereunder; (b) modify same to render same non-infringing (provided such modification does not adversely affect MON's use as contemplated hereunder); or (c) replace same with equally suitable, functionally equivalent, compatible, non-infringing products, materials and/or services.

    9.3  THE FOREGOING PROVISIONS IN THIS SECTION 9 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF GDSC AND MON, AS THE CASE MAY BE, AND THE EXCLUSIVE REMEDY OF GDSC AND MON, AS THE CASE MAY BE, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT BY THE SOFTWARE OR THE SERVICES.

10.  Liability Limitations.

    10.1  IN NO EVENT WILL EITHER PARTY BE LIABLE, TO THE OTHER OR TO ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO DAMAGES RESULTING FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) A BREACH OF SUCH PARTY'S CONFIDENTIALITY OBLIGATIONS HEREUNDER; (C) EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER; AND/OR (D) CLAIMS RELATING TO INTELLECTUAL PROPERTY.

    10.2  IN ADDITION, GDSC'S LIABILITY IN THE AGGREGATE UNDER THIS AGREEMENT WILL NOT, IN ANY EVENT, EXCEED THE AMOUNTS ACTUALLY PAID TO GDSC BY MON UNDER THIS AGREEMENT DURING THE ONE (1) MONTH PRECEDING THE DATE OF THE UNDERLYING CLAIM AND MON'S LIABILITY IN THE AGGREGATE UNDER THIS AGREEMENT WILL NOT, IN ANY EVENT, EXCEED ANY AMOUNTS EXPRESSLY PAYABLE TO GDSC HEREUNDER, BUT NOT PAID; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO DAMAGES RESULTING FROM (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) A BREACH OF SUCH PARTY'S CONFIDENTIALITY OBLIGATIONS HEREUNDER; (C) EACH PARTY'S INDEMNIFICATION OBLIGATIONS HEREUNDER; AND/OR (D) CLAIMS RELATING TO INTELLECTUAL PROPERTY.

11.  Term and Termination.

    11.1  Term.

       11.1.1  The term of this Agreement shall begin on the Effective Date and shall continue for a period of one hundred eighty (180) days (the "Initial Term"), which period shall automatically renew for additional one hundred eighty (180) day periods (each, a "Renewal Term") unless and until either party (except as provided herein) delivers written notice to the other party at least sixty (60) day prior to the expiration of the Initial Term or then-current Renewal Term, as the case may be, of its intention not to renew this Agreement (the Initial Term and the Renewal Term(s) (if any) are referred to herein as the "Transitional Period"), or unless earlier terminated as set forth in this Section 11. Notwithstanding the foregoing, only MON may elect not to renew this Agreement for a first and a second Renewal Term (i.e., MON has a unilateral right to renew this Agreement for two (2) consecutive Renewal Terms immediately subsequent to the Initial Term).

       11.1.2.  Notwithstanding any other provision of this Section 11.1, the term of the QSI Sublicense shall begin on the Effective Date and shall continue for a period of five (5) years (the "QSI Sublicense Term"), unless earlier terminated pursuant to Sections 11.2, 11.3 or 11.4. GDSC may elect to terminate the QSI Sublicense Term at any time after the expiration of such term's first five hundred forty (540) days should GDSC determine in its sole discretion that it no longer wishes to license the QSI System, provided that GDSC delivers written notice to MON of such termination at least sixty (60) days in advance.

    11.2  In the event of a material breach of this Agreement by GDSC, MON may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving GDSC thirty (30) days' written notice thereof; provided, however, that any such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

    11.3  In the event of a material breach of this Agreement by MON, GDSC may (reserving cumulatively all other remedies and rights under this Agreement and in law and in equity) terminate this Agreement, in whole or in part, by giving MON thirty (30) days' written notice thereof; provided, however, that any such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

    11.4  MON may terminate this Agreement without cause upon sixty (60) days prior written notice to GDSC.

    11.5  Upon termination: (a) all provisions of this Agreement shall terminate (subject to Section 12 of this Agreement); (b) MON shall remain obligated to pay GDSC any outstanding amounts due and payable to GDSC under this Agreement; (c) MON shall immediately discontinue use of the Software and GDSC Confidential Information, and within ten (10) days certify in writing to GDSC that all copies of GDSC Confidential Information have either been returned to GDSC or destroyed in accordance with GDSC's specific instructions; and (d) GDSC shall immediately discontinue use of MON Confidential Information and within ten (10) days certify in writing to MON that all copies of MON Confidential Information have either been returned to MON or destroyed in accordance with MON's specific instructions.

12.  Miscellaneous.

    12.1  MON Obligations.

       12.1.1  MON shall, and shall cause all persons to whom the Services and Software are made available to, observe such reasonable security policies and procedures as may be established and provided to MON in writing from time to time by GDSC to maintain the confidentiality, security and integrity of its systems, processes and data.

       12.1.2  During the Term, MON will continue to employ and compensate an employee responsible for day-to-day data processing operation of the Compass Management System. In consideration of the discounted Initial Monthly Service Fee and Renewal Monthly Service Fee afforded MON by GDSC hereunder, GDSC shall be entitled to the benefit of two-thirds of such employee's work time and attention.

    12.2  Cooperation. The parties will act in good faith in performing their obligations hereunder and, among other things, will cooperate with and assist each other in installing and maintaining all necessary facilities, equipment and services necessary to accomplish the purposes of this Agreement.

    12.3  Excusable Delay. In no event shall either party be liable to the other for any delay or failure to perform due to causes beyond the reasonable control and without the fault or negligence of the party claiming excusable delay.

    12.4  Notices. Unless otherwise specified in this Agreement, all notices shall be in writing and delivered personally, mailed, first class mail, postage prepaid, or delivered by confirmed electronic or digital means, to the addresses set forth at the beginning of this Agreement and to the attention of the undersigned. Either party may change the addresses or addressees for notice by giving notice to the other. All notices shall be deemed given on the date personally delivered, when placed in the mail as specified or when electronic or digital confirmation is received.

    12.5  Advertising or Publicity. Neither party shall use the name or marks, refer to or identify the other party in advertising or publicity releases, promotional or marketing correspondence to others without first securing the written consent of such other party.

    12.6  Assignment. Neither party may assign this Agreement and/or any rights and/or obligations hereunder without the prior written consent of the other party and any such attempted assignment shall be void; provided however, that MON may assign this Agreement and/or any of its rights hereunder, and/or delegate any of its obligations hereunder to a MON Affiliate upon written notice to GDSC, provided that such permitted assignee agrees in writing to be bound by and comply with all the terms and conditions of this Agreement. GDSC may assign this Agreement and/or any of its rights hereunder, and or delegate any of its obligations hereunder to an GDSC Affiliate or a party acquiring all or substantially all of its assets upon written notice to MON, provided that such permitted assignee agrees in writing to be bound by and comply with all of the terms and conditions of this Agreement. This Agreement shall be binding upon the parties' permitted assigns and successors and references to each party shall include such assigns and successors. For purposes of this Agreement, "Affiliate" means with respect to any person or entity (the "Relevant Person"), any other person or entity which either (a) directly or indirectly owns or controls the Relevant Person, or (b) is directly or indirectly owned or controlled by the Relevant Person, or (c) is under direct or indirect common control with the Relevant Person. The term "control" (and its corollaries) includes, without limitation, ownership of equity or other interests representing a majority of total voting power in an entity, or ownership of equity or other interests sufficient to direct the management and/or operations of an entity.

    12.7  Governing Law, Jurisdiction and Attorneys' Fees. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the state and federal courts located in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in any such court; provided, however, that matters which are under the exclusive jurisdiction of the federal courts shall be brought in the Federal District Court for the District of Delaware. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party shall be entitled to recover from the other party upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

    12.8  Amendment and Waiver; Interpretation. No modification, course of conduct, amendment, supplement to or waiver of this Agreement or any provisions hereof shall be binding upon the parties unless made in writing and duly signed by both parties. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver of same. If any of the provisions of this Agreement are held invalid, illegal or unenforceable, the remaining provisions shall be unimpaired. Headings are for reference and shall not affect the meaning of any of the provisions of this Agreement.  For the purposes of this Agreement, the term "including" means "including but not limited to" unless otherwise expressly indicated.

    12.9  Entire Agreement. The exhibits attached to this Agreement are incorporated by reference and constitute a part of this Agreement as if fully set forth herein. This Agreement constitutes the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral, regarding the subject matter.

    12.10  Survival. Any provisions of this Agreement which must survive the expiration or termination of this Agreement in order to give effect to their meaning will survive any such expiration or termination of this Agreement.

    12.11  Dispute Escalation Process. The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement by negotiations between executives of the parties. If a controversy or claim should arise, the Chief Information Officers, or their superiors, will meet in person or phone, as they decide, at least once and will attempt to resolve the matter. Either Chief Information Officer may require the other to meet within five (5) days at a mutually agreed upon time. If the matter has not been resolved within seven (7) days of their first meeting, or a request for such meeting if no meeting occurs, the Chief Information Officers shall refer the matter to senior executives, who shall have authority to settle the dispute (the "Senior Executives"). The Senior Executive for GDSC shall be its chief executive officer or his designee and the Senior Executive of MON shall be its chief executive officer, or his/her designee. Thereupon, the Chief Information Officers shall promptly prepare and exchange memoranda stating the issues in dispute, and their positions, summarizing the negotiations which have taken place, and attaching relevant documents. The Senior Executives will meet in person or by telephone within five (5) days of the end of the seven (7) day period referred to above, at a mutually agreed upon time and, if an in-person meeting is mutually agreed upon, a mutually agreed upon location. If the meeting is in person, the first meeting shall be held at the offices of the Chief Information Officer receiving the request to meet. If more than one in-person meeting is held, the in-person meetings shall be held in rotation at the offices of GDSC and MON. If the matter has not been resolved within ten (10) days of the first meeting of the Senior Executives (which period may be extended by mutual agreement), the parties may thereafter resort to litigation. During the course of negotiations between the representatives, all reasonable requests made by one party to the other for nonprivileged information will be honored in order that each of the parties may be fully informed of the circumstances relevant to the dispute.

    12.12  Independent Contractor Status. Nothing in this Agreement will be construed as creating a joint venture, partnership or employment relationship between GDSC and MON. GDSC and MON are independent contractors. Neither party will have the right, power or implied authority to create any obligation or duty on behalf of the other party.

    12.13  Export Controls. MON acknowledges that the Software and MON's use of it is subject to the laws of the United States, including laws regulating exports and transactions with non-U.S. persons and is subject to the laws of foreign countries, including laws regulating the import of products. MON covenants and agrees that it will not, itself or through any parent, subsidiary, Affiliate, employee, agent or other party, export, import, transfer or use the Software in violation of U.S. laws, including the Export Administration Regulations, the International Traffic in Arms Regulations and the regulations administered by the Office of Foreign Assets Control of the Department of the Treasury, or other similar laws of any foreign country which pertain to the purchase, sale, license, transfer, importation or exportation of the subject goods, services and information. Upon written request, not more than once annually, MON shall provide verification of its use of the Software which shall include the country(ies) in which MON and its sublicensees (if any) are actively using the Software.

    12.14  Counterparts. This Agreement may be executed in counterparts, by manual or facsimile signature, each of which will be deemed an original and all of which together will constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representatives, as of the day, month and year first written above.

	MON Acquisition Corp.		Gentle Dental Service Corporation
By:	/s/ STEVEN R. MATZKIN	By:	/s/ MICHAEL T. FIORE
Name:	Steven R. Matzkin	Name:	Michael T. Fiore
	[Type or Print]		[Type or Print]
Title:	President	Title:	President

EXHIBIT A
QSI System Purchase Agreement, QSI Program License Agreement and
QSI Support Services Agreement

EXHIBIT B

Qwest Communications Corporation Q GuaranteedSM Term Agreement and Qwest Internet Solutions, Inc. Dedicated Internet Access Service Agreement

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  EXECUTION COPY
TRANSITIONAL SERVICES AGREEMENT
  EXHIBIT A QSI System Purchase Agreement, QSI Program License Agreement and QSI Support Services Agreement
  EXHIBIT B